Exhibit 5.12

WongPartnership LLP 12 Marina Boulevard Level 28 Marina Bay Financial Centre Tower 3 Singapore 018982 t +65 6416 8000 f +65 6532 5711/5722 e contactus@wongpartnership.com

Not for service of court documents

wongpartnership.com

ASEAN | CHINA | MIDDLE EAST

TO		FROM

ATTENTION: Ms Lisa Tarr		HCY/CKF/TECG/20100738

Trinseo Materials Operating S.C.A	Fax:	+65 6532 5711
Trinseo Materials Finance, Inc.	Direct:	+65 6416 8265
1000 Chesterbrook Boulevard, Suite 300 Berwyn, Pennsylvania 19312	Email:	trevor.chuan@wongpartnership.com
26 December 2013

Dear Sirs

NOTES ISSUED BY TRINSEO MATERIALS OPERATING S.C.A. AND TRINSEO MATERIALS FINANCE, INC.

We have acted as Singapore legal counsel to the Companies (as defined below) in connection with the agreement by the Companies to furnish a guarantee in respect of the obligations of the Issuers (as defined below) under the US$1,325,000,000 8.75% senior secured notes due 2019 (“Notes”) issued pursuant to an indenture dated 29 January 2013 made between the Issuers and Wilmington Trust, National Association, as trustee and collateral agent (the “Trustee and Collateral Agent”) as amended, supplemented, waived or otherwise modified (the “Original Indenture”) and have been requested to provide this Legal Opinion in connection with the Transaction Documents (as defined in paragraph 1.1 below) (the “Transaction”).

1.	INTRODUCTION

1.1	Documents

For the purpose of this Legal Opinion, we have examined only the following documents relating to the Transaction (“Transaction Documents”):

1.1.1	an electronic copy (in adobe acrobat format) of the executed second supplemental indenture dated 10 May 2013 made between, inter alia, the Issuers as issuers, the Companies as guarantors, and the Trustee and Collateral Agent (the “Second Supplemental Indenture”) in relation to the Original Indenture;

1.1.2	an electronic copy (in adobe acrobat format) of the executed third supplemental indenture dated 16 September 2013 made between, inter alia, the Issuers as issuers, the Companies as guarantors, and the Trustee and Collateral Agent (the “Third Supplemental Indenture”) in relation to the Indenture;

1.1.3	an electronic copy (in adobe acrobat format) of the executed fourth supplemental indenture dated 3 December 2013 made between, inter alia, the Issuers as issuers, the Companies as guarantors, and the Trustee and Collateral Agent (the “Fourth Supplemental Indenture”) in relation to the Indenture;

WongPartnership LLP (UEN: T08LL0003B) is a limited liability law partnership registered in Singapore under the Limited Liability Partnerships Act (Chapter 163A).

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1.1.4	an electronic copy (in adobe acrobat format) of the executed joinder to the registration rights agreement dated 10 May 2013 (the “Registration Rights Agreement Joinder”), made between, inter alia, the Issuers, as issuers, the Companies, as guarantors, and Deutsche Bank Securities Inc., as purchaser;

1.1.5	an electronic copy (in adobe acrobat format) of the registration statement Form S-4 dated 30 September 2013 (the “S-4 Registration Statement”) executed by registrants named therein;

1.1.6	an electronic copy (in adobe acrobat format) of the Amendment No. 1 to the S-4 Registration Statement dated 6 December 2013 (the “S-4 Amendment No. 1”) executed by registrants named therein;

1.1.7	an electronic copy (in adobe acrobat format) of the certificate confirming incorporation of SHAP dated 9 November 1992, and the certificate confirming incorporation of SHAP under its new name dated 9 December 2009 forwarded to us by Karen Foo Siew Kuan via email on 4 July 2013 (the “SHAP Certificate of Incorporation”);

1.1.8	a certified copy of the certificate confirming incorporation of SSP dated 9 December 2009 sent to us by Tizane Goh via courier on 29 January 2013 (the “SSP Certificate of Incorporation” and together with the SHAP Certificate of Incorporation, the “Certificates of Incorporation”);

1.1.9	a certified copy of the memorandum and articles of association relating to SHAP sent to us by Tizane Goh via courier on 29 January 2013 (the “SHAP Memorandum and Articles of Association”);

1.1.10	a certified copy of the memorandum and articles of association relating to SSP sent to us by Tizane Goh via courier on 29 January 2013 (the “SSP Memorandum and Articles of Association” and together with the SHAP Memorandum and Articles of Association, the “Memoranda and Articles of Association”);

1.1.11	an electronic copy (in adobe acrobat format) of the written resolutions of the directors of SHAP passed on 20 February 2013 which, inter alia, approve the entry into and performance of the Principal Documents by SHAP (the “SHAP Resolutions”);

1.1.12	an electronic copy (in adobe acrobat format) of the written resolutions of the directors of SSP passed on 20 February 2013 which, inter alia, approve the entry into and performance of the Principal Documents by SSP (the “SSP Resolutions” and together with the SHAP Resolutions, the “Resolutions”);

1.1.13	an electronic copy (in adobe acrobat format) of a certificate issued pursuant to Section 76A(6) of the Companies Act dated 19 March 2013 relating to the provision of financial assistance by SHAP by its entry into and performance of the Principal Documents (the “SHAP Whitewash Certificate”);

1.1.14	an electronic copy (in adobe acrobat format) of a certificate issued pursuant to Section 76A(6) of the Companies Act dated 19 March 2013 relating to the provision of financial assistance by SSP by its entry into and performance of the Principal Documents (the “SSP Whitewash Certificate” and together with the SHAP Whitewash Certificate, the “Whitewash Certificates”);

1.1.15	the results of the BizFile electronic searches (the “ACRA Searches”) made by us at 10.29 a.m. on 26 December 2013 of the public records of the Companies maintained by the Accounting and Corporate Regulatory Authority of Singapore (“ACRA”);

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1.1.16	the results of the litigation searches (“Litigation Searches”) made by us at 10.51 a.m. on 26 December 2013 in respect of the Companies, for the period 1 January 2011 to 26 December 2013; and

1.1.17	the results of the winding up searches (“Winding Up Searches”) made by us at 11.03 a.m. on 26 December 2013 in respect of the Companies, for the period 1 January 2011 to 26 December 2013.

With respect to the accuracy of material factual matters which were not independently verified, we have relied on certificates and statements of officers of the Companies.

We have not examined any contracts, instruments or documents entered into by or affecting the Companies or any other person, or any corporate records of the aforesaid, save for those searches, enquiries, contracts, instruments, documents or corporate records specifically listed in paragraph 1.1 as being made or reviewed by us in this Legal Opinion. In particular, we have not had sight of and express no opinion whatsoever with respect to any other agreements or documents which are mentioned, or referred to, in any of those documents listed in paragraph 1.1 but which have not been forwarded to us.

We have not investigated or verified the accuracy of the facts and information, or the reasonableness of any assumptions, statements of opinion or intention or certifications, contained in the Transaction Documents, and have not attempted to determine whether any material fact has been omitted therefrom.

1.2	Defined Terms

In this Legal Opinion, unless the subject or context otherwise requires:

1.2.1	“Companies” means SHAP and SSP;

1.2.2	“Companies Act” means the Companies Act, Chapter 50 of Singapore;

1.2.3	“Indenture” means the Original Indenture as supplemented by the Second Supplemental Indenture;

1.2.4	“Issuers” means (i) Trinseo Materials Operating S.C.A., a partnership limited by shares (société en commandite par actions) organized under the laws of Luxembourg and (ii) Trinseo Materials Finance Inc., a Delaware corporation;

1.2.5	“Principal Documents” means the documents referred to in paragraphs 1.1.1 to 1.1.6 above and the Indenture;

1.2.6	“SHAP” means Styron Holdings Asia Pte. Ltd., (Company Registration Number 199206042C), a company incorporated in Singapore;

1.2.7	“SSP” means Styron Singapore Pte. Ltd. (Company Registration Number 200922921G), a company incorporated in Singapore;

1.2.8	terms and references defined or given a particular construction in the Principal Documents but which are not defined in this Legal Opinion shall have the meanings given to them in the Principal Documents; and

1.2.9	headings in this Legal Opinion are for ease of reference only and shall not affect its interpretation.

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1.3	Legal Review

For the purpose of issuing this Legal Opinion we have reviewed only the documents and completed only the searches and enquiries referred to in paragraph 1.1 of this Legal Opinion.

1.4	Applicable Law

This Legal Opinion and the opinions given in it are governed by Singapore law and relate only to Singapore law as applied by the courts of Singapore as at today’s date. We express no opinion in this Legal Opinion on the laws of any other jurisdiction.

1.5	Assumptions and Reservations

The opinions given in this Legal Opinion are:

1.5.1	given on the basis of the assumptions set out in this Legal Opinion and Schedule 1 to this Legal Opinion (the “Assumptions”);

1.5.2	subject to the reservations set out in this Legal Opinion and Schedule 2 to this Legal Opinion (the “Reservations”); and

1.5.3	strictly limited to the matters stated in paragraph 2 (the “Opinions”) and do not extend to any other matters.

2.	OPINIONS

Based upon and subject to the Assumptions, the Reservations and to any matters not disclosed to us, we are of the opinion that:

2.1	the Companies have been duly incorporated and are validly existing in Singapore under the Companies Act, and are capable of suing, and being sued, in their own names under the laws of Singapore;

2.2	the Companies have the capacity and necessary corporate power under the laws of Singapore and their respective Memoranda and Articles of Association to execute, deliver and perform their obligations under, and have taken all necessary corporate action required under the laws of Singapore to authorise the execution, delivery and performance of their obligations under, each of the Principal Documents; and

2.3	the execution and delivery by the Companies of, and the performance by the Companies of their obligations under the Principal Documents to which they are parties do not violate the applicable laws of Singapore nor their respective Memoranda and Articles of Association.

3.	LIMITS OF OPINION

We do not express nor imply any opinion with respect to the effect of any law other than the laws of Singapore at the date hereof and have made no investigation of any other laws which may be relevant to the documents submitted to us or opinions given by us, nor do we express or imply any opinion on matters relating to tax. This Legal Opinion and the opinions given in it are limited to Singapore law of general application as at the date of this Legal Opinion, as currently applied by

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the courts of Singapore, and is given on the basis that this Legal Opinion and the opinions given in it will be governed by and construed in accordance with Singapore law as of the date hereof, and that there will be no amendment to or termination or replacement of the documents, authorisations and approvals referred to herein. This Legal Opinion is also given on the basis that we will not be responsible to carry out any review or to update the opinion for any subsequent changes or modifications to the law and regulations, or to the administrative interpretations thereof and we undertake no responsibility to notify any addressee of any change in the laws of Singapore after the date of this Legal Opinion.

4.	DISTRIBUTION

This Legal Opinion is addressed to the addressees named herein solely for their own benefit and for the purpose of the Transaction only and we shall have no responsibility or liability to any other party in relation to the contents of this Legal Opinion in any circumstances whatsoever. We hereby consent to the filing of this Legal Opinion as an exhibit to the S-4 Registration Statement as amended by the S-4 Amendment No. 1 and to the reference to our name under the caption “Legal Matters” in the S-4 Registration Statement as amended by the S-4 Amendment No. 1. By the giving of this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act or the rules or regulations of the United States Securities and Exchange Commission.

Yours faithfully

/s/ WongPartnership

WONGPARTNERSHIP LLP

Enclosures.

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SCHEDULE 1

ASSUMPTIONS

We have assumed (without enquiry but with your consent):

(a)	the authenticity of all documents submitted to us as originals and the completeness, and conformity to executed originals, of all copies or other specimen of documents submitted to us and that the signatures, seals, stamps and/or markings on original, certified copies or electronic copies of all documents are genuine;

(b)	that each of the documents submitted to us for examination are complete and up-to-date copies and have not in any way been amended, varied, revoked or substituted since the same were delivered to us, and all representations and factual statements contained in the Transaction Documents are true and correct;

(c)	that each party to the Principal Documents (other than the Companies) has obtained all corporate and other approvals from the relevant authorities in Singapore and any other applicable jurisdictions to enter into and perform the Principal Documents to which it is a party, and all such approvals are in full force and effect. The entry into each of the Principal Document is within the capacity and powers of the party thereto (other than the Companies), and each of the Principal Documents has been validly authorised by, and has been validly executed and delivered by and on behalf of, the parties thereto (other than the Companies);

(d)	that each of the parties to the Principal Documents (other than the Companies), is validly incorporated and existing under the laws of its place of incorporation, has capacity and power, and is duly authorised, to enter into the Principal Documents;

(e)	each of the Principal Documents has been entered into and executed, and each of the transactions referred to therein is and will be carried out, by each of the parties thereto in good faith, for the purpose of carrying on their respective businesses, and for the benefit and in the best interest of each of them respectively and on arms’ length commercial terms, in the absence of fraud, bad faith, undue influence, coercion or duress on the part of the parties thereto, and its respective officers employees, agents and advisers;

(f)	without limitation to the generality of paragraph (e) above, that each of the Principal Documents has been signed on behalf of the Companies by such persons who have been authorised to do so by the relevant Resolutions and that at the time of such signing by such persons, such persons were under no incapacity and were fully aware of the circumstances;

(g)	that the decision to enter into and execute each of the Principal Documents was a decision each of the parties thereto could reasonably take on the basis of the information available to it and that no circumstances arise which could affect in any way the making of such a decision, and that decision has not been rescinded or modified and remains in full force and effect and no other decision or other action has been taken which may affect the validity of that decision;

(h)	the Certificates of Incorporation and the Memoranda and Articles of Association are true, complete and up-to-date and in full force and effect and have not been revoked or amended;

(i)	that the Resolutions which we have sighted are true, complete, up-to-date and in full force and effect and have not been revoked or amended and that no other resolution or other action has been taken which could affect the validity of the aforesaid resolutions or any of them;

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(j)	that (i) none of the parties to each Principal Document or any of its respective officers, employees or agents has notice of any matter which would adversely affect the validity or regularity of any of the Resolutions, and (ii) the Resolutions were passed in accordance with the procedures set out in the relevant Memoranda and Articles of Association and the provisions of the Companies Act;

(k)	the execution and delivery by the Companies of, and performance by the Companies of their obligations under the Principal Documents to which they are parties will not contravene any agreement or instrument binding upon the Companies and/or their assets;

(I)	that (other than the Principal Documents, to the extent covered in our opinion in paragraphs 2.2 and 2.3) all deeds, instruments, assignments, contracts, agreements and other documents in relation to the matters contemplated by each of the Principal Documents are within the capacity and powers of, have been validly authorised, executed and delivered by, and are valid and legal obligations binding on the parties thereto, and are not subject to avoidance by any person, under all applicable laws and in all applicable jurisdictions (including Singapore);

(m)	that there are no notices, directives or communications issued by the relevant regulatory authorities that would restrict or prohibit the proposed activities of the Companies, and there are no other agreements or arrangements to which the Companies have entered into that may in any way prohibit or restrict their right or ability to enter into the Principal Documents or perform their obligations under the Principal Documents to which they are parties;

(n)	that the information disclosed by the Litigation Searches, the Winding Up Searches and the ACRA Search is true and complete and remains correct up to the date of this Legal Opinion, and that such information has not since, the relevant date(s) on which the Litigation Searches, the Winding Up Searches and the ACRA Search were conducted, been altered and that the Litigation Searches, the Winding Up Searches and the ACRA Search did not fail to disclose any information which had been delivered for registration or filing but did not appear on the public records at the time of the Litigation Searches, the Winding Up Searches and ACRA Search;

(o)	that no party to any of the Principal Documents is, or will be, engaging in misleading or unconscionable conduct or seeking to conduct any relevant transaction or associated activity in a manner or for a purpose not evident on the face of the Principal Documents which might render any of the Principal Documents or any relevant transaction or associated activity illegal, void or voidable;

(p)	that none of the Transaction Documents and the transactions contemplated thereunder constitute a sham;

(q)	that no stop order or restraining order has been issued, and no lawsuit, claim, proceeding or action has been commenced, threatened or concluded, against any party (other than in respect of the Companies, in Singapore, to the extent shown in the Litigation Searches) which could affect the conclusions stated in this Legal Opinion;

(r)	that all acts, conditions or things required to be fulfilled, performed or effected in connection with the Transaction Documents under the laws of any jurisdiction (other than such acts, conditions or things required to be fulfilled, performed or effected by the Companies under the laws of Singapore) have been duly fulfilled, performed and complied with;

(s)	the Principal Documents constitute legal, valid, binding and enforceable obligations of the parties thereto, and are not subject to avoidance by any person, for all purposes under the laws of all relevant jurisdictions;

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(t)	that there are no provisions of the laws of any jurisdiction which would be contravened by the execution or delivery of the Principal Documents and that, in so far as any obligation expressed to be incurred or performed under each such Principal Documents falls to be performed in or is otherwise subject to the laws of any jurisdiction, its performance will not be illegal by virtue of the laws of that jurisdiction, and none of the opinions expressed herein will be affected by the laws (including without limitation, the public policy) of any jurisdiction, and insofar as the laws of any jurisdiction may be relevant, such laws have been or will be complied with;

(u)	that all applicable consents, approvals, authorisations, licences, exemptions or orders required from any applicable governmental or other regulatory authorities and all other requirements for the legality, validity and enforceability of the Principal Documents have been duly obtained (and have not been withdrawn) or fulfilled, and are (and will remain) in full force and effect, and that any conditions to which they are subject have been (or will be) satisfied;

(v)	that no foreign law is relevant to or affects the conclusions stated in this Legal Opinion;

(w)	that the execution by the Companies of each of the Third Supplemental Indenture and the Fourth Supplemental Indenture and the performance of their obligations thereunder is carried out pursuant to the transactions contemplated by and in accordance with the terms and conditions of the Second Supplemental Indenture;

(x)	that the execution by the Companies of each of the S-4 Registration Statement and the S-4 Amendment No. 1 and the performance of their obligations thereunder is carried out pursuant to the transactions contemplated by and in accordance with the terms and conditions of the Registration Rights Agreement Joinder;

(y)	that the Whitewash Certificates were complete and accurate and had been properly issued in accordance with Section 76A(6) of the Companies Act, and at the time the Whitewash Certificates were given, none of the parties to the Principal Documents nor any of their respective officers, employees or agents was aware or otherwise had notice (actual or constructive) that any of the requirements of Section 76(10) of the Companies Act had not been complied with in relation to the financial assistance to which the Whitewash Certificates relate;

(z)	that before or at the time of the execution of the Principal Documents, none of the parties to the Principal Documents nor any of their respective officers, employees or agents was aware or otherwise had notice (actual or constructive) that any of the requirements of Section 76(10) of the Companies Act had not been complied with in relation to the financial assistance to which the Whitewash Certificates relate;

(aa)	that by the execution of the Second Supplemental Indenture, each Company had acceded to the Original Indenture as a guarantor and the Original Indenture is duly incorporated by reference under the applicable governing law; and

(bb)	that in the course of approving and authorizing the execution of the Second Supplemental Indenture, the board of directors of each Company had reviewed the terms of the Original Indenture and had approved, authorised, ratified and confirmed (1) the terms of the Original Indenture, (2) the accession of the relevant Company as a guarantor under the Original Indenture and (3) the obligations, duties and liabilities of the relevant Company under the Original Indenture.

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SCHEDULE 2

RESERVATIONS

The opinions in this Legal Opinion are subject to the following reservations.

1.	GENERAL

(a)	We have not investigated or verified the accuracy of the facts and information, or the reasonableness of any assumptions, statements of opinion or intention, contained in the Transaction Documents, and have not attempted to determine whether any material fact has been omitted from such documents.

(b)	We have relied on electronic searches of the publicly available records of ACRA and the Supreme Court of Singapore and the Subordinate Courts of Singapore and the records disclosed by such searches may not be complete or up-to-date. In particular, the ACRA Search is not capable of revealing whether or not a winding-up petition has been presented, a winding-up order has been made, or a winding up resolution has been passed, or whether or not a receiver or judicial manager has been appointed. The Litigation Searches and the Winding Up Searches may not immediately reveal whether a winding up order has been made, a winding up resolution has been passed, or whether a receiver or judicial manager has been appointed.

(c)	Our advice is strictly limited to matters stated in this Legal Opinion and is not to be construed as extending by implication to all the Transaction Documents (other than the Principal Documents), or to any other matter or document in connection with, referred to, or incorporated by reference, in the Transaction Documents (including the Principal Documents).

(d)	We are not responsible for investigating or verifying the accuracy or completeness of any facts, we do not express any opinions as to any matters of fact generally, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Transaction Documents. In addition, we are not responsible for investigating or verifying that no material facts have been omitted from the Transaction Documents.

(e)	This Legal Opinion is given only for the benefit of the persons to whom it is addressed, and is given subject to the condition that each such person accepts and acknowledges that (i) no solicitor-client relationship exists or has existed between us and such person in connection with the Transaction Documents or any matter or transaction contemplated under the Transaction Documents, nor will such a relationship arise between us and such person as a result of or in connection with our giving of this Legal Opinion; (ii) nothing in or resulting from the giving of this Legal Opinion puts us in a conflict of interest position, or creates any fiduciary or other duties or obligations on our part towards such person(s), or prevents us in any way from acting and/or continuing to act for any other person(s), in connection with the Transaction Documents, any matter or transaction contemplated under the Transaction Documents, or any dispute or issue that may arise in connection with the Transaction Documents at any time; (iii) for the avoidance of doubt, nothing in this Legal Opinion may be construed as a waiver of any solicitor-and-client privilege in connection with any advice, correspondence or documentation that we have given or exchanged; and (iv) this Legal Opinion may not be appropriate or sufficient for such persons’ purposes, and is strictly limited to the express provisions hereof and are not to be construed as extending in any manner to any other matter or thing.